Exhibit 99.1

EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such a statement on Schedule 13G with respect to the common stock of Exa Corporation beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Date: August 27, 2015

BOSTON CAPITAL VENTURES IV LIMITED PARTNERSHIP

By:	Boston Capital Partners IV LLC, its General Partner

By:	/s/ John J. Shields, III
Name:	John J. Shields, III
Title:	Managing Member

BOSTON CAPITAL PARTNERS IV LLC

By:	/s/ John J. Shields, III
Name:	John J. Shields, III
Title:	Managing Member

JOHAN VON DER GOLTZ

/s/ Michael J. Anderson
Michael J. Anderson, Attorney-in-Fact

JOHN J. SHIELDS, III
/s/ John J. Shields, III